Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports First Quarter Results

•                  Net income of $27.9 million and diluted earnings per share of $0.34

•                  Waddell & Reed Advisors U&D margin of 3.9%; positive for the first time since June 2002

•                  Investment product sales improved 27% over last year’s first quarter; 4% sequentially

•                  Sales per advisor improved 55% over last year’s first quarter; 17% sequentially

•                  Non-proprietary sales gaining strength; net sales at strongest level since entering channel

Overland Park, KS, April 29, 2004 – Waddell & Reed Financial, Inc. (NYSE: WDR) today reported first quarter net income of $27.9 million, or $0.34 per diluted share compared to $28.1 million, or $0.34 per diluted shares in the fourth quarter of 2003 and adjusted net income of $18.8 million, or $0.23 per diluted share in last year’s comparable period.  Last year’s first quarter included an after-tax charge of $17.2 million, or $0.21 per diluted share, taken as a result of our stock option tender offer.  We believe, due to the special nature of this charge that, excluding it from last year’s first quarter results provides a more meaningful comparison to our operating results and to the operating results of other companies in our peer group.  GAAP net income for the first quarter of 2003 was $1.6 million or $0.02 per diluted share.

Channel Discussion

Waddell & Reed Advisors Channel

During 2003, we instituted a number of initiatives designed to improve advisor productivity.  Although this resulted in substantial attrition of our proprietary sales force, our advisors now are more productive than in recent years.  We are encouraged by the initiatives undertaken last year and continue to experience noteworthy improvements in our Advisors channel.  Specifically, retail product sales during the quarter were at their strongest level since April 2002; and advisor productivity on both a sales basis and a gross production basis have improved each quarter for the past five quarters and are at their strongest level since the second half of 2001.

The combined impact of our normal first quarter terminations – advisors who have not met minimum productivity requirements in the previous year are not re-licensed – and the more stringent productivity requirements instituted in 2003 have resulted in a larger than usual decline in headcount.  However, beginning in the second quarter, we will once again emphasize recruiting, in addition to improving advisor productivity, and expect an annual net gain in headcount at year-end.

Wholesale Channel

In the first quarter of 2004, gross and net sales of Waddell & Reed mutual funds in our non-proprietary sub-channel were at their highest quarterly levels to date.  Gross sales from this sub-channel represented one fourth of total sales during the first quarter while net sales were the most recorded by any channel. Non-proprietary sales are on pace to comfortably eclipse $1.0 billion in annual sales in the first full year since our re-launch of the Ivy Funds.  The first quarter sales were accomplished with good breadth, with sales of more than $10 million through eleven distributors and net sales of more than $10 million through six distributors.

Results in our non-proprietary channel are even better than indicated, in that net sales reflect net redemptions in assets acquired from Securian in 2003, particularly from funds in an older block of variable annuities.  By themselves, the Securian redemptions are less than the levels we expected when we acquired the assets; nonetheless, they cloud the total results in our non-proprietary distribution channel. We are confident that, over time, Securian will be an important contributor to our net sales.

We now have 17 wholesalers covering the United States, many of whom have been hired in the past nine months and bring extensive experience and relationships to their positions.  They are supported by 11 internal wholesalers.

The institutional and defined benefit business, which produced very strong results in 2003, began the year at a somewhat slower pace.  While the sales cycle of this business is often long and funding of new mandates can be unpredictable, our management style continues to generate strong interest with pension plan sponsors.  During the first quarter, we were awarded mandates totaling approximately $230 million, of which $120 million funded in the first quarter and the remainder is expected to fund in the second quarter.

Management Fee Revenues

The quarterly increase in revenues on both a sequential and year over year basis is attributable to the increase in average assets under management.  Average assets under management increased 6% on a sequential quarter basis, and 33% compared to last year’s first quarter.  The increase in average assets under management includes the acquisition of Securian assets during the third and fourth quarters of 2003.  The management fee rate remained unchanged at 65.5 basis points in the current quarter compared to the fourth quarter of 2003, and up slightly from 65.3 basis points in the first quarter of 2003.

Underwriting and Distribution Fee Revenues

Investment Product Sales

Advisors Channel

For the quarters ending

($ thousands)

	Mar. 2004	Dec. 2003%		Mar. 2003%
Front-load sales	458,456	434,740	5.5%	356,210	28.7%
Deferred-load sales	69,920	71,919	-2.8%	60,899	14.8%
Total	528,376	506,659	4.3%	417,109	26.7%

*Investment product sales exclude sales at net asset value, Class Y sales, and  sales of money market funds.  Sales load is included.

On a sequential quarter basis, revenues increased primarily due to a higher front-load sales volume in our Advisors channel, and to a lesser degree, increased sales by Legend advisors.

The improvement over last year’s first quarter is largely attributable to higher front-load sales volume in our Advisors channel; however, higher sales levels by Legend advisors and higher asset-based fee revenues earned on deferred-load products were also significant contributors to the increase in revenues.  Lower insurance product sales commissions partially offset the above-mentioned increase.

Shareholder Service Fee Revenues

On a sequential quarter basis, the variance in revenues is attributable to the recognition of a full quarter of revenues on the Securian accounts, which were added to our system in December 2003, compared to a partial quarter in the previous period.  Comparing the current quarter to last year’s first quarter, revenues increased due in part to the addition of the Ivy accounts in our system in July 2003, the addition of the Securian accounts in December 2003, as well as to an increase in remote processing fees and a new fee for fund administration.

Underwriting and Distribution Expenses

On a sequential quarter basis, expenses increased primarily due to a combination of higher commission costs relating to higher sales activity in our Advisors channel and higher commission costs relating to increased sales activity for Legend.

Comparing the current quarter to last year’s first quarter, expenses increased due to a number of factors, including: increased commission costs for sales activity in our Advisors channel, higher commission costs for Legend advisors, the addition of asset-based fees on variable annuities acquired from the Advantus Series funds in September 2003, and to a lesser degree, costs incurred for the build-out of our Wholesale distribution channel and software development costs.  These costs were partially offset by lower commission costs from decreased insurance sales volume.

The Waddell & Reed Advisors underwriting and distribution margin, a measure that excludes our wholesale underwriting and distribution activities, was positive for the first time since June 2002.  During the quarter, the Waddell & Reed Advisors underwriting and distribution margin was 3.9%.

Other Operating Items

A large part of the increase in general and administrative expenses of $811 thousand on a sequential quarter basis can be explained by higher legal expenses associated with the regulatory investigation of mutual funds.

In 2003, we began paying a sub-advisory fee for certain acquired Securian assets sub-advised by other asset managers.  These assets were acquired in September and December 2003; therefore, previous periods do not fully reflect the quarterly cost.  Going forward, we expect the growth in expenses to be in line with the growth in sub-advised assets under management.  Furthermore, it is important to remember that gross management fees received on these assets are recorded as investment management fee revenues.

Investment & Other Income

Investment and other income increased significantly in the fourth quarter of 2003, as a result of a gain realized on the sale of a mutual fund investment.  As is our normal practice, we originally made this investment to seed the mutual fund’s launch.

Restricted Stock Issuance

On April 2, 2004, we granted 1,044,230 million shares of restricted stock.  These shares will vest on a four-year schedule and will be expensed on a straight-line basis over their vesting period.  We do not anticipate any additional restricted stock grants until the first quarter of 2005.

Balance Sheet Information

As of March 31, 2004

•                  Cash balance of $95.5 million ($18.1 million for the exclusive benefit of customers in compliance with federal securities industry regulations.)

•                  Investment securities of $83.0 million.

•                  Contingent liability for our standby letter of credit in the amount of $36 million, which was issued in connection with our appeal bond posted with the New York Supreme Court related to the NASD arbitration award.  A portion of our investment and cash securities, with a combined market value of $44.3 million, collateralizes the letter of credit.

•                  Long-term debt outstanding of $210.1 million.

•                  Short-term debt outstanding of $50.0 million.

•                  Shareholders’ equity of $176.0 million.

•                  Shares outstanding were 81.4 million.

•                  Stock repurchases of 865,900 common shares at an aggregate cost, including commissions, of $21.8 million during the first quarter

Schedule of Selected Operating Data

Included in the following Schedule of Selected Operating Data is a presentation of our adjusted operating margin.  We believe that adjusting our operating margins by excluding the special charge for the tender in the first quarter of 2003 provides a more meaningful comparison of our operating results for the periods presented, and to the operating results of other companies in our peer group. A reconciliation to GAAP is provided at the bottom of the Schedule.

WADDELL & REED FINANCIAL, INC.

Schedule of Selected Operating Data

(Amounts in thousands except for per share data)

	Three Months Ended March 31,		Change		Three Months Ended December 31,	Change
	2004	2003	$	%	2003	$	%
Operating Revenues:
Investment management fees	$60,296	$44,826	15,470	34.5	$57,594	2,702	4.7
Underwriting & distribution fees	49,803	42,777	7,026	16.4	47,896	1,907	4.0
Shareholder service fees	18,967	16,865	2,102	12.5	18,574	393	2.1
Total operating revenues	129,066	104,468	24,598	23.5	124,064	5,002	4.0

Operating Expenses:
Underwriting and distribution:	51,759	44,479	7,280	16.4	49,170	2,589	5.3
Compensation and related costs	18,252	17,694	558	3.2	18,395	(143)	-0.8
Equity Compensation	1,240	579	661	114.2	1,108	132	11.9
Special charge for tender	—	27,113	(27,113)	N/A	—	N/A	N/A
General and administrative	9,487	9,401	86	0.9	8,676	811	9.3
Sub-advisory	1,181	88	1,093	N/A	699	482	69.0
Depreciation	2,228	1,694	534	31.5	2,035	193	9.5
Total operating expense	84,147	101,048	(16,901)	-16.7	80,083	4,064	5.1

Other Income (Expense):
Investment & other income	604	956	(352)	-36.8	2,383	(1,779)	-74.7
Interest expense	(2,310)	(2,523)	(213)	-8.4	(2,419)	(109)	-4.5

Total other income (expense)	(1,706)	(1,567)	139	8.9	(36)	1,670	4638.9

Income before taxes	43,213	1,853	41,360	N/A	43,945	(732)	-1.7

Provision for taxes	15,332	253	15,079	N/A	15,887	(555)	-3.5

Net income	$27,881	$1,600	26,281	N/A	$28,058	(177)	-0.6

Net income per share - diluted	$0.34	$0.02		N/A	$0.34		0.0
Adjusted net income per share - diluted (1)	$0.34	$0.23		47.8	$0.34		0.0

Weighted average number of shares outstanding - diluted	82,245	81,100			82,707

Adjusted operating margin (1) (See below for GAAP)	34.8%	29.2%			35.5%
Waddell & Reed Advisors U&D margin (2)	3.9%	-2.2%			-0.5%

(1) Excludes special charge for tender
(2) Excludes our wholesale underwriting and distribution activities

GAAP net income per share	$0.34	$0.02			$0.34
Add back: per share special charge for tender	$0.00	$0.21			$0.00
Adjusted net income per share (1)	$0.34	$0.23			$0.34

GAAP Operating margin	34.8%	3.3%			35.5%
Add back: special charge for tender	0.0%	26.0%			0.0%
Adjusted operating margin (1)	34.8%	29.2%			35.5%

WADDELL & REED FINANCIAL, INC.

Changes in Assets Under Management

For the quarter ended

(Amounts in millions)

	Waddell & Reed Advisors Channel	Wholesale Channel	Total
March 31, 2004
Beginning Assets	$24,337.3	$12,235.8	$36,573.1

Sales	636.7	631.5	1,268.2
Redemptions	(896.5)	(670.9)	(1,567.4)
Net Sales	(259.8)	(39.4)	(299.2)

Net Exchanges and Adjustments	(49.8)	47.5	(2.3)
Reinvested Dividends and Capital Gains	37.6	34.0	71.6
Net Flows	(272.0)	42.1	(229.9)

Market Appreciation/(Depreciation)	210.5	106.4	316.9
Ending Assets	$24,275.8	$12,384.3	$36,660.1

March 31, 2003
Beginning Assets	$21,497.0	$6,617.9	$28,114.9

Sales	628.1	676.9	1,305.0
Redemptions	(851.7)	(484.0)	(1,335.7)
Net Sales	(223.6)	192.9	(30.7)

Net Exchanges and Adjustments	(12.3)	10.5	(1.8)
Reinvested Dividends and Capital Gains	43.7	40.8	84.5
Net Flows	(192.2)	244.2	52.0

Market Appreciation/(Depreciation)	(471.4)	(152.5)	(623.9)
Ending Assets	$20,833.4	$6,709.6	$27,543.0

December 31, 2003
Beginning Assets	$22,549.1	$10,326.8	$32,875.9
Securian Assets (1)	0.0	481.1	481.1

Sales	603.5	890.4	1,493.9
Redemptions	(865.9)	(496.0)	(1,361.9)
Net Sales	(262.4)	394.4	132.0

Net Exchanges and Adjustments	(22.9)	19.1	(3.8)
Reinvested Dividends and Capital Gains	38.8	32.2	71.0
Net Flows	(246.5)	445.7	199.2

Market Appreciation/(Depreciation)	2,034.7	982.2	3,016.9
Ending Assets	$24,337.3	$12,235.8	$36,573.1

(1) Assets acquired in connection with the strategic alliance with Securian Financial Group, Inc.

WADDELL & REED FINANCIAL, INC.

Supplemental Information

Other Items

	1Q04	1Q03	% change	4Q03	% change
Redemption rates - long-term
Waddell & Reed Advisors channel	11.2%	12.2%		11.0%
Wholesale channel	21.4%	28.0%		17.2%
Total	14.7%	16.1%		13.0%

Sales per advisor (000s) (1)
Total	202	130	55.4%	173	16.8%

2+ Years	309	175	76.6%	247	25.1%
0 to 2 Years	61	41	48.8%	57	7.0%

Gross production per advisor (000s) (2)	14.3	10.7	33.6%	12.2	17.2%

Number of advisors (3)	2,497	3,103	-19.5%	2,929	-14.7%

Number of shareholder accounts (000s)	2,348	2,212	6.1%	2,339	0.4%

(1) Average commissionable sales per Waddell & Reed Advisor

(2) Average gross commission generated per Waddell & Reed Advisor

(3) Excluding Legend retirement advisors

Lipper Ranking

	1 Year	3 Years	5 Years
Percentage of funds
Equity Funds
Top Quartile	21%	37%	39%
Top Half	29%	63%	73%

All Funds
Top Quartile	19%	31%	32%
Top Half	30%	64%	62%

MorningStar Ranking

	Overall	3 Years	5 Years

Percentage of funds with 4/5 star
Equity Funds	37%	34%	39%
All Funds	31%	27%	32%

Earnings Conference Call

Members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, April 29, 2004 at 10:00 a.m. Eastern.  During this call, Keith A. Tucker, Chairman and CEO, will review our first quarter results.  Live access to the teleconference will be available on the “Corporate” section of our website at www.waddell.com.  A webcast replay will be made available shortly after the call through May 5th.

Website Resources

We invite you to visit the “Corporate” section of our website at www.waddell.com under the caption “Data Tables” to review supplemental information schedules on asset flows and average assets under management & management fee rates.

Contacts

Investor Contacts:

John Sundeen, Chief Financial Officer, (913) 236-1810, jsundeen@waddell.com

Nicole McIntosh, Investor Relations Manager, (913) 236-1880, nmcintosh@waddell.com

Press Contact:

Thomas W. Butch, Chief Marketing Officer, (913) 236-1944, tbutch@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

Forward-looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, unexpected and adverse results of litigation or regulation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.